-----BEGIN PRIVACY-ENHANCED MESSAGE-----
Proc-Type: 2001,MIC-CLEAR
Originator-Name: webmaster@www.sec.gov
Originator-Key-Asymmetric:
 MFgwCgYEVQgBAQICAf8DSgAwRwJAW2sNKK9AVtBzYZmr6aGjlWyK3XmZv3dTINen
 TWSM7vrzLADbmYQaionwg5sDW3P6oaM5D3tdezXMm7z1T+B+twIDAQAB
MIC-Info: RSA-MD5,RSA,
 FalE8ZjAOgjF4kIu9l54OyeXqTS9d/Bz0orm5Y/0sdVtNzSPgOTJLCkoAiT4QGr3
 Pyfq96UPqwX9iQ3NoKdssA==

<SEC-DOCUMENT>0001013594-09-001617.txt : 20100415
<SEC-HEADER>0001013594-09-001617.hdr.sgml : 20100415
<ACCEPTANCE-DATETIME>20100421120446
ACCESSION NUMBER:		0001013594-09-001617
CONFORMED SUBMISSION TYPE:	SC 13G
PUBLIC DOCUMENT COUNT:		1
FILED AS OF DATE:		20100421
DATE AS OF CHANGE:		20100421

SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:		   ISP Holdings LLC
		CENTRAL INDEX KEY:			0001489320
		IRS NUMBER:				300084443
		STATE OF INCORPORATION:			UT
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G
		SEC ACT:		1934 Act

	BUSINESS ADDRESS:
		STREET 1:		303 EAST WACKER DRIVE
		STREET 2:		SUITE 1200,
		CITY:			CHICAGO
		STATE:			IL
		ZIP:			60601
		BUSINESS PHONE:		(312) 297-7008

	MAIL ADDRESS:
		STREET 1:		303 EAST WACKER DRIVE
		STREET 2:		SUITE 1200,
		CITY:			CHICAGO
		STATE:			IL
		ZIP:			60601
</SEC-HEADER>
<SEQUENCE>1
CUSIP No. 750341109                                          Page 1 of 4 Pages



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                       	  Radient Pharmaceuticals Corp
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


                                    750341109
                                 (CUSIP Number)




                               March 22, 2010
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                |X| Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

================================================================================
  1      NAME OF REPORTING PERSON

         ISP Holdings LLC

- ------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[ ]
                                                                     (b)[ ]

- ------------------------------------------------------------------------------
  3      SEC USE ONLY

- ------------------------------------------------------------------------------

CUSIP No. 750341109                                           Page 2 of 4 Pages


  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Utah
- ------------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    Up to 9.99%*
                         -------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   0
                         -------------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   Up to 9.99%*
                         -------------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     0

- ------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9.99%*
- ------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                             [ ]

- ------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.99%*
- ------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         OO (Limited Liability Company)
================================================================================
-
CUSIP No. 750341109                                           Page 3 of 4 Pages




                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 21, 2010


                                        By:  John Fife
						Majority Shareholder





<SEQUENCE>3
CUSIP No. 750341109                                         Page 4 of 4 Pages